Exhibit 10.56

MEZZANINE LOAN AGREEMENT

This MEZZANINE LOAN AGREEMENT (this “Agreement”), dated as of January 29, 2007, is between KBS REIT ACQUISITION IX, LLC, a Delaware limited liability company (“Borrower”), with a mailing address at 620 Newport Center Drive, Suite 1300, Newport Beach, California 92663, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), with a mailing address at 2030 Main Street, Suite 800, Irvine, California 92614.

R E C I T A L S

A.	KBS CRESCENT GREEN, LLC, a Delaware limited liability company (“Owner”), proposes to borrow from Wells Fargo Bank, National Association (“Senior Lender”) and Senior Lender proposes to lend to Owner the principal sum of Thirty Two Million Four Hundred Thousand and No/100 Dollars ($32,400,000.00) (the “Senior Loan”). The Loan is evidenced by a promissory note (as the same may from time to time be amended, restated or otherwise modified, the “Senior Note”) executed by Owner, of even date herewith, payable to the order of Senior Lender in the principal amount of the Senior Loan, and secured by, among other things, a deed of trust made by Owner for the benefit of Senor Lender (as the same may from time to time be amended, restated or otherwise modified, “Deed of Trust”), encumbering all of Owner’s fee and leasehold interest in that certain real property described on Exhibit A attached hereto (the “Property”).

B.	Borrower is the owner of one hundred percent (100%) of the membership interests in Owner.

C.	Borrower proposes to borrow from Lender and Lender proposes to lend to Borrower the principal sum of EIGHT MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($8,400,000.00) (the “Loan”). The Loan is evidenced by that certain Promissory Note, of even date herewith, executed by Borrower payable to the order of Lender (as the same may from time to time be amended, restated or otherwise modified, the “Note”), and is secured by, among other things, (i) that certain Pledge and Security Agreement (Membership Interests in Owner), of even date herewith, executed by Borrower for the benefit of Lender, and (ii) that certain Pledge and Security Agreement (Membership Interests in Borrower), of even date herewith, executed by KBS Limited Partnership, a Delaware limited partnership (“Guarantor”), for the benefit of Lender (together, as the same may from time to time be amended, restated or otherwise modified, the “Pledge Agreements”).

D.	The loan documents include this Agreement, the Note, the Pledge Agreements and the other documents described in the Note as Loan Documents (collectively, as the same may from time to time be amended, restated or otherwise modified, the “Loan Documents”).

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1. DEFINITIONS

1.1	DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“ACS Lease” means, individually or collectively, as the context requires, that certain Lease Agreement dated as of May 26, 2006 by and between ACS and Crescent 1200, L.L.C., a Delaware limited liability company, as amended by that certain Lease Modification Agreement No. 1 dated as of December 20, 2006 (the “1200 Lease”), and that certain Lease Agreement dated as of June 2, 2006 by and between ACS and Crescent 1300, L.L.C., a Delaware limited liability company, as amended by that certain Lease Modification Agreement No. 1 dated as of December 20, 2006 (the “1300 Lease”).

“ADA” - means the Americans with Disabilities Act of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. §§ 12101 et seq., as now or hereafter amended or modified.

“Additional Fee” – means Ten Thousand Five Hundred and No/100 Dollars ($10,500.00).

“Affected Lease” - shall have the meaning ascribed to such term in Section 4.1(b).

“Affiliate” - shall have the meaning ascribed to such term in Section 5.2.

“Agreement” - shall have the meaning ascribed to such term in the preamble hereto.

“Allocated Share” means at any time, and from time to time, an amount expressed as a percentage that is calculated by dividing the cost basis of the Property by the cost basis of all real property owned directly or indirectly by the REIT or the REIT Operating Partnership.

“Automatic Default” - shall have the meaning ascribed to such term in Section 7.1.b.

“Bankruptcy Code” - shall have the meaning ascribed to such term in Section 7.1.b(i).

“Borrower” - shall have the meaning ascribed to such term in the preamble hereto.

“Business Day” - means a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Lender are open to the public for carrying on substantially all of Lender’s business functions. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Cash Management Agreement” – shall have the meaning ascribed to such term in Section 6.12.d.

“Claims” - shall have the meaning ascribed to such term in Section 6.11.a.

“Collateral” – means, collectively, the “Collateral” as defined in each of the Pledge Agreements.

“Cost” - shall have the meaning ascribed to such term in Section 6.12.c.

“Debtor Relief Law” - shall have the meaning ascribed to such term in Section 7.1.b(i).

“Deed of Trust” - shall have the meaning ascribed to such term in Recital A.

“Default” - shall have the meaning ascribed to such term in Section 7.1.

“Effective Date” - means the date Lender authorizes the Loan proceeds to be released to or for the benefit of Borrower.

“ERISA” - shall have the meaning ascribed to such term in Section 5.1.aa.

“Governmental Authority” - means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” – means that certain Ground Lease Agreement, dated October 1, 2006, by and between Crescent 1200, L.L.C., a Delaware limited liability company, and Crescent 1300, L.L.C., a Delaware limited liability company, as the “Original Tenant,” as amended.

“Guarantor” - shall have the meaning ascribed to such term in Recital C.

“Hazardous Materials” - shall have the meaning ascribed to such term in Section 6.2.a.

“Hazardous Materials Claims” - shall have the meaning ascribed to such term in Section 6.2.c.

“Hazardous Materials Laws” - shall have the meaning ascribed to such term in Section 6.2.b.

“Impounds” - shall have the meaning ascribed to such term in Section 6.12.c.

“Independent Manager” - shall have the meaning ascribed to such term in Section 5.2.

“Interested Parties” - shall have the meaning ascribed to such term in Section 6.21.

“Lease Modification” - shall have the meaning ascribed to such term in Section 4.1.a.

“Leases” – means all present and future leases of the Property or any portion thereof, all licenses and agreements relating to the management, leasing or operation of the Property or any portion thereof, and all other agreements of any kind relating to the use or occupancy of the Property or any portion thereof, whether such leases, licenses and agreements are now existing or entered into after the date hereof, including, without limitation, all guarantees of and security for the tenants’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder.

“Lender” - shall have the meaning ascribed to such term in the preamble hereof.

“Lender Group” - shall have the meaning ascribed to such term in Section 6.19.

“Loan” – shall have the meaning ascribed to such term in Recital C.

“Loan Amount” - means the principal sum that Lender agrees to lend and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement: Eight Million Four Hundred Thousand and No/100 Dollars ($8,400,000.00).

“Loan Documents” - shall have the meaning ascribed to such term in Recital D and as listed on Exhibit C.

“Loan Fee” – means an amount equal to Forty Two Thousand and No/100 Dollars ($42,000.00).

“Material Adverse Effect” – shall have the meaning ascribed to such term in Section 7.1.a.

“Maturity Date” - means January 31, 2008.

“New Lease” - shall have the meaning ascribed to such term in Section 4.1.a.

“Note” - shall have the meaning ascribed to such term in Recital C.

“Note Rate” – shall have the meaning ascribed to such term in the Note.

“Obligations” - means all present and/or future obligations of every kind or nature of Borrower at any time and/or from time to time owed to Lender under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against Borrower.

“Optional Default” - shall have the meaning ascribed to such term in Section 7.1.a.

“Other Related Documents” – means, collectively, the documents described in Part 2 of Exhibit C of this Agreement.

“Owner” - shall have the meaning ascribed to such term in Recital A.

“Payments” – means the rents, issues, deposits and profits of the Property, including, without limitation, all amounts payable and all rights and benefits accruing to Borrower under the Leases.

“Permitted REIT Distributions” means, subject to compliance with the provisions of Section 6.23 hereof, distributions (directly or indirectly) by Borrower to the REIT (which indirectly owns 100% of Borrower) to the extent that, if not distributed to the REIT: (A) the REIT would, as the result of the failure of Borrower to receive cash from the Property, be unable to distribute all REIT taxable income with respect to the Property, or (B) the REIT would, solely as a result of the failure of Borrower to receive cash from the Property, fail to satisfy its obligations to pay REIT Operating Expenses.

“Person” - means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” - shall have the meaning ascribed to such term in Section 5.1.aa.

“Pledge Agreements” – shall have the meaning ascribed to such term in the Recital C.

“Projection Period” shall have the meaning set forth in Section 6.23.

“Post-Default Impounds” - shall have the meaning ascribed to such term in Section 6.12.a.

“Proceeds” - shall have the meaning ascribed to such term in Section 6.11.b.

“Prohibited Equity Transfer” - shall have the meaning ascribed to such term in Section 6.15.c(i).

“Prohibited Property Transfer” - shall have the meaning ascribed to such term in Section 6.15.b(i).

“Property” - shall have the meaning ascribed to such term in Recital A.

“Property Debt Service” – means an amount equal to the greater of (a) the sum of (i) the amount of the Senior Loan multiplied by the actual per annum interest rate under the Senior Loan, plus (ii) the amount of the Loan multiplied by the initial per annum interest rate under the Loan and (b) the Total Project Debt multiplied by six and one quarter percent (6.25%).

“REIT” - means KBS Real Estate Investment Trust, Inc.

“REIT Distribution Notice” - shall have the meaning ascribed to such term in Section 6.23.

“REIT Operating Expenses” - means the Allocated Share of all actual costs, expenses and/or amounts incurred by, or payable or reimbursable by, the REIT or the REIT Operating Partnership for any of the following: (a) charges and fees charged by banks, audit fees, tax preparation fees, legal fees (not including any legal fees incurred by Borrower or Senior Borrower at the property level or in any litigation or legal matter concerning Lender, including a bankruptcy filing affecting Borrower or Senior Borrower), accounting consulting fees related to emerging technical pronouncements, tax consulting fees relating to real estate investment trust issues, due diligence costs and fees arising from state and local taxes, fees and expenses incurred in connection with annual corporate filings, and local, state and federal income taxes, (b) professional fees related to corporate structuring and/or filings, consulting fees and filing fees arising from SEC reporting requirements, including, without limitation, 10K filings, 10Q filings, and 8k filings, consulting fees and other fees and costs related to Sarbanes-Oxley 404 compliance requirements.

“REIT Operating Partnership” means KBS Limited Partnership, a Delaware limited partnership.

“Required Equity Investment” - means Eight Million One Hundred Forty Thousand and No/100 Dollars ($8,140,000.00).

“Restricted Party” - shall have the meaning ascribed to such term in Section 6.15.a.

“Senior Lender” - shall having the meaning ascribed to such term in Recital A.

“Senior Loan” - shall having the meaning ascribed to such term in Recital A.

“Senior Loan Default” - means the occurrence of a default under the Senior Loan Agreement or any other Senior Loan Document and the expiration of any applicable grace or cure period.

“Senior Loan Documents” - means the Senior Note, the Deed of Trust and the other documents defined as “Loan Documents” in the Deed of Trust.

“Senior Note” - shall have the meaning ascribed to such term in Recital A.

“Springing Interest Reserve” - shall have the meaning ascribed to such term in Section 6.12.b.

“Termination Payment” - shall have the meaning ascribed to such term in Section 4.1.b.

“Total Project Debt” - means the sum of the outstanding balance of the Loan, plus the outstanding balance of the Senior Loan, each calculated as of the date of determination.

“Transfer” - shall have the meaning ascribed to such term in Section 6.15.a.

ARTICLE 2. LOAN

1.2	LOAN. By and subject to the terms of this Agreement, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender a principal sum equal to the Loan Amount, said sum to be evidenced by the Note. The Note shall be secured, in part, by the Pledge Agreements. Borrower will use the proceeds of the Loan to make its capital contribution to Owner in connection with Owner’s acquisition of the Property and for such other purposes and uses as may be permitted under this Agreement and the other Loan Documents.

1.3

LOAN FEE; ADDITIONAL FEE. Borrower shall pay to Lender, on or before the Effective Date, the Loan Fee. If the Loan has not been repaid in full as of the date eight (8) months from the Effective Date, Borrower shall pay to Lender on the first (1st) day of the ninth (9th) month of the term of the Loan, immediately and without further notice, the Additional Fee.

1.4	LOAN DOCUMENTS. Borrower shall deliver to Lender concurrently with this Agreement each of the Loan Documents, properly executed and in recordable form, as applicable.

1.5	EFFECTIVE DATE. The date of the Loan Documents is for reference purposes only. The Effective Date shall be the date Lender authorizes the Loan proceeds to be released to or for the benefit of Borrower.

1.6	MATURITY DATE. All sums outstanding under this Agreement and the other Loan Documents shall be repaid in full on the Maturity Date. All payments due to Lender under this Agreement, whether at the Maturity Date or otherwise, shall be paid in immediately available funds.

1.7	CREDIT FOR PRINCIPAL PAYMENTS. Any payment made upon the outstanding principal balance of the Loan shall be credited as of the Business Day received, provided such payment is received by Lender no later than 12:00 noon (Pacific Standard Time or Pacific Daylight Time, as applicable) and constitutes immediately available funds. Any principal payment received after said time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to Lender.

1.8	FULL REPAYMENT AND RELEASE. Upon receipt of all sums owing and outstanding under the Loan Documents, Lender shall execute a release of the Pledge Agreements and terminate any UCC-1 financing statements filed in connection with the liens of the Pledge Agreements; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such release and terminations: (a) Lender shall have received all escrow, closing and recording costs, the reasonable costs of preparing and delivering such releases and terminations, and any sums then due and payable under the Loan Documents; and (b) Lender shall have received a written release satisfactory to Lender of any continuing obligation or liability of Lender in connection with the Loan and/or the Property and Improvements.

ARTICLE 3. DISBURSEMENT

1.9	CONDITIONS PRECEDENT. Lender’s obligation to make any disbursements or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent:

(a) There shall exist no Default, as defined in this Agreement, or Default as defined in any of the other Loan Documents, or event, omission or failure of condition which would constitute a Default after notice or lapse of time, or both; and

(b) Lender shall have received all Loan Documents and all other documents, instruments, policies, and forms of evidence or other materials required or requested by Lender under the terms of this Agreement or any of the other Loan Documents; and

(d) Lender shall have received all Other Related Documents and all other documents, instruments, policies, and forms of evidence or other materials required or requested by Lender under the terms of any of the Other Related Documents; and

(d) Senior Lender shall have made the Senior Loan to Borrower pursuant to the Senior Loan Documents, each of which shall be in form and substance satisfactory to Lender, and there shall exist no Senior Loan Default, or event, omission or failure of condition which would constitute a Senior Loan Default after notice or lapse of time, or both; and

(e) Prior to the Effective Date, Lender shall have received evidence reasonably satisfactory to Lender that Borrower has invested, or will invest, as of the Effective Date, the Required Equity Investment in the Property; and

(f) Lender shall have determined that Total Project Debt does not exceed eighty-five percent (85%) of the stabilized appraised value of the Property, and that the ratio of Property Debt Service to actual net operating income of the Property is not greater than 1.00 to 1.00; and

(g) Lender shall have received evidence of the insurance required under the Loan Documents, with Lender as an additional insured/loss payee thereunder; and

(h) Lender shall have received and approved the budgets, if any, required to be submitted to Lender under the Loan Documents; and

(i) There shall have been no material adverse change in the condition of Borrower, Owner or Guarantor.

1.10

FUNDS TRANSFER DISBURSEMENTS. Borrower hereby authorizes Lender to disburse the proceeds of the Loan pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in that certain Exhibit b entitled Transfer Authorizer Designation. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Lender in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Lender may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by the Borrower. Lender is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Lender takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Lender takes these actions, Lender will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Borrower and Lender. Borrower agrees to notify Lender of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Lender’s confirmation to Borrower of such transfer. Lender will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Lender may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to Lender or prohibited by government authority; (iii) cause Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause Lender or any Lender to violate any applicable law or regulation. Lender shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Lender or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the control of Lender, or

(iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no representations or warranties other than those expressly made in this Agreement.

1.11	LOAN DISBURSEMENTS. All disbursements shall be held by Borrower in trust and applied by Borrower solely for the purposes for which the funds have been disbursed. Lender has no obligation to monitor or determine Borrower’s use or application of the disbursements.

1.12	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY. Borrower hereby authorizes Lender to disburse the proceeds of the Loan, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to Chicago Title Company. With respect to such disbursement, Borrower understands and agrees that Lender does not accept responsibility for errors, acts or omissions of others, including, without limitation, the escrow company, other banks, communications carriers or clearinghouses through which the transfer of Loan proceeds may be made or through which Lender receives or transmits information, and no such entity shall be deemed Lender’s agent. As a consequence, Lender shall not be liable to Borrower for any actual (whether direct or indirect), consequential or punitive damages which may arise with respect to the disbursement of Loan proceeds, whether or not (a) any claim for such damages is based on tort or contract, or (b) either Lender or Borrower knew or should have known of the likelihood of such damages in any situation.

ARTICLE 4. LEASES

1.13	COVENANTS-LONG TERM LEASES.

a.	Lease Approvals. Borrower may cause Owner to enter into any new lease for space in the Property (“New Lease”) or modify any existing Lease or any New Lease (“Lease Modification”) without Lender’s consent, except that Lender’s prior written consent shall be required if (i) the combined loan to value ratio of the Loan and the Mezzanine Loan is greater than or equal to eighty percent (80%) and the New Lease or Lease Modification is for space in the Property that equals or exceeds 20,000 net rentable square feet; (ii) the combined loan to value ratio of the Loan and the Mezzanine Loan, is less than eighty percent (80%) and the Lease Modification relates to either of the ACS Leases and either (x) the effective rent under such Lease (taking into consideration any tenant improvement allowances or other concessions) would be less than ninety (90%) of the current rent under the applicable ACS Lease or (y) such Lease Modification would reduce the term of the applicable ACS Lease to less than three (3) years from the date of the Lease Modification; or (iii) a Default has occurred and is then existing.

b.

Termination Payments. If Borrower or Owner receives any sums in consideration of a termination, modification or amendment of any Lease or any release or discharge of any tenant under any Lease (any such terminated, modified or amended Lease or any Lease from which the tenant is released or discharged is referred to herein as the “Affected Lease”) from any obligation thereunder (each a “Termination Payment”), such amounts shall be held in trust or retained by Borrower or Owner as follows: (i) if such Termination Payment is less than $100,000, such Termination Payment shall be payable to Borrower or Owner, as applicable; (ii) if such Termination Payment is equal to or greater than $100,000, then, subject to the rights of Senior Lender, Borrower or Owner shall deposit such Termination Payment with Lender to be held by Lender as an impound in a pledged account. Borrower shall be permitted to withdraw funds from such impounds to pay leasing costs for re-leasing the space demised under the Affected Lease when such costs are incurred. In addition, funds in excess of the projected amount necessary to pay for such leasing costs may be withdrawn from such reserve and deposited into the Clearing Account (as defined in the Cash Management Agreement) on a monthly basis in equal monthly disbursements amortized over the remaining term of the Affected Lease. In addition, if (i) the space demised under the Affected Lease is re-leased, in whole or in part, (ii) the new tenant has commenced occupancy and (iii) the tenant has executed and delivered to Lender a tenant estoppel certificate reasonably acceptable to Lender using commercial standards customarily applied by prudent institutional mortgage lenders for similar loans, then a pro rata portion of the remaining amount of impounded funds with respect to such space may be deposited into the Clearing Account based upon the percentage of the subject space which is demised under the new lease (e.g. if fifty percent (50%) of the subject space is re-leased and the conditions is clauses (i) through (iii) are satisfied with respect to such space, then fifty percent (50%) of the remaining amount of funds impounded for such space shall be disbursed). Notwithstanding the foregoing, Permitted REIT Distributions shall have priority over the requirement to deposit such funds in any impound account other than funds arising from any termination, modification or amendment of either of the ACS Leases.

c.	Deemed Approval. With respect to any New Lease and/or Lease Modification that requires Lender’s consent as provided above, Lender shall not unreasonably withhold its consent and its failure to respond within five (5) Business Days following Borrower’s request for Lender’s consent shall be deemed to constitute Lender’s consent to any such request.

d.	Other Lease Affirmation Covenants. At all times during the term of the Loan, Borrower shall cause Owner to, at Borrower’s and Owner’s sole cost and expense:

(i)	perform all material obligations of the landlord under the Leases;

(ii)	promptly upon Lender’s request, deliver to Lender a copy of each requested Lease and all amendments thereto and waivers thereof.

e.	Other Lease Negative Covenants. Unless consented to in writing by Lender or otherwise permitted under any other provision of the Loan Documents, Borrower shall not, and shall not permit Owner to:

b.

(i)	grant any tenant under any Lease any option, right of first refusal or other right to purchase all or any portion of the Property under any circumstances;

(ii)	except upon Senior Lender’s request, execute any assignment of landlord’s interest in any Lease; or

(iii)	collect rent or other sums due under any Lease in advance, other than to collect rent one (1) month in advance of the time when it becomes due without notice to Lender of the amount of rents collected in advance given concurrently with such collection.

Any such attempted action in violation of the provisions of this Section shall be null and void.

1.14

ESTOPPEL CERTIFICATES. Within 30 days after request by Lender, Borrower shall deliver to Lender and to any party designated by Lender, estoppel certificates relating to the Leases executed by Owner and by each of the tenants, in form and substance acceptable to Lender;

provided, however, if any tenant shall fail or refuse to so execute and deliver any such estoppel certificate upon request, Borrower shall use reasonable efforts to cause such tenant to execute and deliver such estoppel certificate but such tenant’s continued failure or refusal to do so, despite Borrower’s reasonable efforts, shall not constitute a default by Borrower under this Section.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

1.15	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender that, to Borrower’s current actual knowledge after reasonable investigation and inquiry, the following statements are true and correct as of the Effective Date:

a.	Legal Status. Borrower, Guarantor and Owner are duly organized and existing and in good standing under the laws of the state(s) in which Borrower, Guarantor and Owner are organized. Borrower, Guarantor and Owner are qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required.

b.	Permits. Borrower and Owner possess all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, necessary to enable Borrower and Owner to conduct the business(es) in which Borrower and Owner are now engaged in compliance with applicable law.

c.	Authorization and Validity. The execution and delivery of the Loan Documents have been duly authorized and the Loan Documents constitute valid and binding obligations of Borrower, Guarantor, Owner or the party which executed the same, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights, or by the application of rules of equity.

d.	Violations. The execution, delivery and performance by Borrower, Guarantor and Owner of each of the Loan Documents and the Senior Loan Documents, respectively, do not violate any provision of any law or regulation, or result in any breach or default under any contract, obligation, indenture or other instrument to which Borrower, Guarantor or Owner is a party or by which Borrower, Guarantor or Owner is bound.

e.	Litigation. There are no pending or threatened actions, claims, investigations, suits or proceedings before any governmental authority, court or administrative agency which may adversely affect the financial condition or operations of Borrower, Guarantor or Owner other than those previously disclosed in writing by Borrower, Guarantor or Owner to Lender.

f.	Financial Statements. The financial statements of Borrower, Guarantor and Owner, of each general partner (if Borrower, Guarantor or Owner is a partnership), and of each member (if Borrower, Guarantor or Owner is a limited liability company), previously delivered by Borrower, Guarantor or Owner to Lender: (i) are materially complete and correct; (ii) present fairly the financial condition of such party; and (iii) have been prepared in accordance with the same accounting standard used by Borrower, Guarantor or Owner to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan, or other accounting standards approved by Lender. Since the date of such financial statements, there has been no material adverse change in such financial condition, nor have any assets or properties reflected on such financial statements been sold, transferred, assigned, mortgaged, pledged or encumbered except as previously disclosed in writing by Borrower, Guarantor or Owner to Lender and approved in writing by Lender.

g.	Reports. All reports, documents, instruments and information delivered to Lender in connection with the Loan: (i) are correct and sufficiently complete to give Lender accurate knowledge of their subject matter; and (ii) do not contain any misrepresentation of a material fact or omission of a material fact which omission makes the provided information misleading.

h.	Income Taxes. There are no pending assessments or adjustments of Borrower’s, Guarantor’s or Owner’s income tax payable with respect to any year.

i.	Subordination. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations under the Note to an obligation owed to another party.

j.	Title. Owner lawfully holds and possesses the entire unencumbered leasehold estate in the Land created by the Ground Lease, and has good and marketable title to all of the other Property, without limitation on the right to encumber same except as disclosed in the title insurance policy delivered to Lender in connection with the Loan. None of the senior exceptions to the Deed of Trust materially and adversely interferes with the current use of the Property, the security intended to be provided by the Deed of Trust, the Owner’s ability to pay the obligations secured by the Deed of Trust when and as due or the value of the Property.

k.	Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such liens) affecting the Property.

l.	Encroachments. Except as shown in the survey, if any, previously delivered to Lender, none of the buildings or other improvements which were included for the purpose of determining the appraised value of the Property lies outside of the boundaries or building restriction lines of the Property and no buildings or other improvements located on adjoining properties encroach upon the Property.

m.	Leases. Except as disclosed to Lender in a written notice specifically identifying the same: (i) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms; (ii) no material breach or default by any party, or event which would constitute a material breach or default by any party after notice or the passage of time, or both, exists under any existing Lease; (iii) none of the landlord’s interests under any of the Leases, including, but not limited to, rents, additional rents, charges, issues or profits, has been transferred or assigned; and (iv) no rent or other payment under any existing Lease has been paid by any tenant for more than 1 month in advance.

n.	Collateral. Borrower and Guarantor have good title to the existing Collateral, free and clear of all liens and encumbrances except those set forth in the Owner’s title insurance policy.

o.	Condition of Property. Except as shown in the property condition survey or other engineering reports, if any, previously delivered to or obtained by Lender, the Property is in good condition and repair and is free from any damage that would materially and adversely affect the value of the Property or the intended use of the Property.

p.	Hazardous Materials. Except as shown in the environmental assessment report(s), if any, previously delivered to or obtained by Lender, the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of Hazardous Materials (as hereinafter defined) except as otherwise previously disclosed in writing by Borrower to Lender.

q.	Hazardous Materials Laws. Except as disclosed in the environmental assessment reports delivered to Lender, the Property complies with all Hazardous Materials Laws (as hereinafter defined).

r.	Hazardous Materials Claims. Except as disclosed in the environmental assessment reports delivered to Lender, there are no pending or threatened Hazardous Materials Claims (as hereinafter defined).

s.	Wetlands. Except as expressly identified in the survey delivered to the Lender, no part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

t.	Compliance With Laws. All federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the ADA have been satisfied or complied with. Borrower is in possession of all certificates of occupancy and all other licenses, permits and other authorizations required by applicable law for the existing use of the Property. All such certificates of occupancy and other licenses, permits and authorizations are valid and in full force and effect.

u.	Property Taxes and Other Liabilities. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, and ground rents, if any, which previously became due and owing in respect of the Property have been paid or will be paid prior to delinquency.

v.	Condemnation. There is no proceeding pending or threatened for the total or partial condemnation of the Property.

w.	Homestead. There is no homestead or other exemption available to Borrower or Owner.

x.	Solvency. None of the transactions contemplated by the Loan will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Owner, Guarantor or Borrower, and Borrower, on the Effective Date, will have received fair and reasonably equivalent value in good faith for the grant of the liens or security interests effected by the Loan Documents. On the Effective Date, each of Owner, Guarantor and Borrower will be solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents. Each of Owner, Guarantor and Borrower is able to pay its debts as they become due.

y.	Separate Tax Parcel(s). The Property is assessed for the real estate tax purposes as one or more wholly independent tax parcels, separate from any other real property, and no other real property is assessed and taxed together with the Property or any portion thereof.

z.	Utilities; Water; Sewer. The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service. The Property is served by public water and sewer systems.

aa.

ERISA Matters. Borrower is not an employee benefit plan as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to individually and collectively as a “Plan”). Borrower’s assets do not constitute “plan assets” of any plan within the meaning of Department of Labor Regulation Section 2510.3-101. Borrower will not transfer or convey the Property to a Plan or to a person or entity whose assets constitute such “plan assets”, and Borrower will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”. Borrower will not enter into any Lease with a Plan or an entity whose assets constitute such “plan assets” if such Lease is a prohibited transaction without an exemption to the prohibited transaction rules under ERISA. With respect to the Loan, Borrower is acting on Borrower’s own behalf and not on account of or for the benefit of any Plan.

bb.	Patriot Act. None of Borrower, Guarantor or Owner nor any of their respective officers, directors, shareholders, partners, members or affiliates (including the indirect holders of equity interests in Borrower, Guarantor or Owner other than holders of stock interests which are publicly available) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above.

1.16	REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING STATUS. Borrower hereby represents, warrants and covenants to Lender that with respect to both Borrower and Owner:

a.	each such entity was organized solely for the purpose of (i) owning the Property; (ii) acting as a general partner of a partnership which owns the Property; or (iii) acting as a member of a limited liability company which owns the Property;

b.	each such entity has not and will not engage in any business unrelated to (i) the ownership of the Property; (ii) acting as general partner of a partnership which owns the Property; or (iii) acting as a member of a limited liability company which owns the Property;

c.	each such entity has not and will not have any assets other than the Property (and personal property incidental to the ownership and operation of the Property) or its partnership or membership interest in the partnership or limited liability company which owns the Property;

d.	each such entity has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, or transfer of partnership or membership interest as applicable;

e.	each such entity has not and will not engage in, seek or consent to any amendment of its articles of organization, certificate of formation, or operating agreement, if such amendment would impair the special purpose bankruptcy remote structure of Borrower or Owner, or result in the violation of the transfer provisions of Section 6.15 hereof or any other provision of the Loan Documents;

f.	each such entity, without the unanimous consent of all of its general partners, directors or members, as applicable, shall not file or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest;

g.

each such entity has no indebtedness (and will have no indebtedness) other than (i) with, respect to Owner, the Senior Loan (to the extent it is liable under the terms of the Senior Loan Documents), and with respect to Borrower, the Loan (to the extent it is liable under the terms of the Loan Documents); and (ii) unsecured trade debt and/or operating expenses

(which shall exclude any real estate taxes or insurance premiums) not to exceed 3% (which 3% cap shall not apply to any real estate taxes or insurance premiums) of the Senior Loan amount in the aggregate with respect to Owner or $10,000 in the aggregate with respect to Borrower, which is not evidenced by a note and is incurred in the ordinary course of its business in connection with owning, operating and maintaining the Property (or its interest in Owner, as applicable) and is paid within 60 days from the date incurred, or, if later, prior to delinquency;

h.	each such entity has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

i.	except for funds deposited into the Restricted Account (as such term is defined in the Cash Management Agreement) pursuant to the Cash Management Agreement, each such entity has maintained and will maintain its accounts, books and records separate from any other person or entity;

j.	each such entity has maintained and will maintain its books, records, resolutions and agreements as official records;

k.	each such entity (i) has not and will not commingle its funds or assets with those of any other entity; and (ii) has held and will hold its assets in its own name;

l.	each such entity has conducted and will conduct its business in its own name;

m.	each such entity has maintained and will maintain its accounting records and other entity documents separate from any other person or entity;

n.	each such entity has prepared and will prepare separate tax returns and financial statements, or if part of a consolidated group, is shown as a separate member of such group;

o.	each such entity has paid and will pay its own liabilities and expenses out of its own funds and assets;

p.	each such entity has held and will hold regular meetings, as appropriate, to conduct its business and has observed and will observe all corporate, partnership or limited liability company formalities and record keeping, as applicable;

q.	each such entity has not and will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity;

r.	each such entity has not and will not acquire obligations or securities of its partners, members or shareholders;

s.	each such entity has allocated and will allocate fairly and reasonably the costs associated with common employees and any overhead for shared office space and each such entity has used and will use separate stationery, invoices and checks;

t.	each such entity has not and will not pledge its assets for the benefit of any other person or entity;

u.	each such entity has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity;

v.	each such entity has not made and will not make loans to any person or entity;

w.	each such entity has not and will not identify its partners, members or shareholders, or any affiliates of any of the foregoing, as a division or part of it;

x.	each such entity has not entered into and will not enter into or be a party to, any transaction with its partners, members, shareholders, or any affiliates of any of the foregoing, except in the ordinary course of its business pursuant to written agreements and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

y.	each such entity has paid and will pay the salaries of its own employees and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

z.	each such entity has maintained and will maintain adequate capital in light of its contemplated business operations;

aa.	each such entity shall be a single member limited liability company which (i) shall be organized in the State of Delaware and (ii) shall have at least one springing member which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such entity, shall immediately become the sole member of such entity;

bb.	each such entity’s limited liability company operating agreement shall contain the provisions set forth in this Section 5.2 and any such entity shall conduct its business and operations in strict compliance with the terms contained therein;

cc.	each such entity will, as a condition to the closing of the Loan, deliver to Lender a nonconsolidation opinion in form and substance acceptable to Lender;

dd.	each such entity has maintained and will continue to maintain at least one Independent Manager (as defined below); and

ee.	each such entity has not caused or allowed and will not cause or allow the members or managers of such entity to take any action requiring the unanimous affirmative vote of 100% of the members or managers unless an Independent Manager shall have participated in such vote.

As used herein, the term “Independent Manager” shall mean an individual who, except in his or her capacity as an Independent Manager of the company is not, and has not been during the five (5) years immediately before such individual’s appointment as an Independent Manager: (i) a stockholder, director, partner, officer or employee of the corporation or its Affiliates (as defined below); (ii) affiliated with a customer or supplier of the corporation or its Affiliates; or (iii) a spouse, parent, sibling, child or other family relative of any person described by (i) or (ii) above. As used herein, the term “Affiliate” shall mean any person or entity other than the company which (iv) owns beneficially, directly or indirectly, any outstanding ownership interests of the company, or (v) controls, is controlled by or is under common control with the company. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities or interests, by contract or otherwise.

ARTICLE 6. RIGHTS AND DUTIES OF THE PARTIES

1.17	MAINTENANCE AND PRESERVATION OF THE PROPERTY. Borrower shall, and shall cause Owner to: (a) keep the Property in good condition and repair; (b) complete or restore promptly and in workmanlike manner the Property or any part thereof which may be damaged or destroyed; (c) comply and cause the Property to comply with (i) all laws, ordinances, regulations and standards, (ii) all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character and (iii) all requirements of insurance companies and any bureau or agency which establishes standards of insurability, which laws, covenants or requirements affect the Property and pertain to acts committed or conditions existing thereon, including, without limitation, any work of alteration, improvement or demolition as such laws, covenants or requirements mandate; (d) operate and manage the Property at all times in a professional manner and do all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value; (e) promptly after execution, deliver to Lender a copy of any management agreement concerning the Property and all amendments thereto and waivers thereof; and (f) execute and acknowledge all further documents, instruments and other papers as Lender deems necessary or appropriate to preserve, continue, perfect and enjoy the benefits of this Agreement and perform Borrower’s obligations, including, without limitation, statements of the amount secured hereby then owing and statements of no offset. Borrower shall not, and shall not permit Owner to: (g) remove or demolish all or any material part of the Property; (h) alter either (i) the exterior of the Property in a manner which materially and adversely affects the value of the Property or (ii) the roof or other structural elements of the Property in a manner which requires a building permit except for tenant improvements required under the Leases; (i) initiate or acquiesce in any change in any zoning or other land classification which affects the Property; (j) materially alter the type of occupancy or use of all or any part of the Property; or (k) commit or permit waste of the Property.

1.18	HAZARDOUS MATERIALS. Without limiting any other provision of this Agreement, Borrower agrees as follows:

a.	Prohibited Activities. Borrower shall not cause or permit the Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any of the following (collectively, “Hazardous Materials”): oil or other petroleum products; flammable explosives; asbestos; urea formaldehyde insulation; radioactive materials; hazardous wastes; fungus, mold, mildew, pores or other biological or microbial agents the presence of which may affect human health, impair occupancy or materially affect the value or utility of the Property; toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws (defined below) and/or other applicable environmental laws, ordinances or regulations.

The foregoing to the contrary notwithstanding, (i) Owner may store, maintain and use on the Property janitorial and maintenance supplies, paint and other Hazardous Materials of a type and in a quantity readily available for purchase by the general public and normally stored, maintained and used by owners and managers of properties of a type similar to the Property; and (ii) tenants of the Property may store, maintain and use on the Property (and, if any tenant is a retail business, hold in inventory and sell in the ordinary course of such tenant’s business) Hazardous Materials of a type and quantity readily available for purchase by the general public and normally stored, maintained and used (and, if tenant is a retail business, sold) by tenants in similar lines of business on properties similar to the Property.

b.	Hazardous Materials Laws. Borrower shall comply and cause the Property to comply with all federal, state and local laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

c.	Notices. Borrower shall immediately notify Lender in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property (other than Hazardous Materials permitted under Section 1.18(a)); (ii) any knowledge by Borrower or Owner that the Property does not comply with any Hazardous Materials Laws; (iii) any claims or actions (“Hazardous Materials Claims”) pending or threatened against Borrower, Owner or the Property by any governmental entity or agency or any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws; and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to become contaminated with Hazardous Materials.

d.	Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property, Borrower shall, or shall cause Owner to, immediately take, at Borrower’s and Owner’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

e.	Inspection By Lender. Upon reasonable prior notice to Borrower, Lender, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding), enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property.

f.	Legal Effect of Section. Borrower and Lender agree that: (i) this Hazardous Materials Section is intended as Lender’s written request for information (and Borrower’s response) concerning the environmental condition of the real property security as required by California Code of Civil Procedure Section 726.5; and (ii) each representation and warranty and covenant in this Section (together with any indemnity applicable to a breach of any such representation and warranty) with respect to the environmental condition of the Property is intended by Lender and Borrower to be an “environmental provision” for purposes of California Code of Civil Procedure Section 736.

1.19

COMPLIANCE WITH LAWS. Borrower shall, and shall cause Owner to, comply with all federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the ADA, as amended from time to time. Borrower shall possess and maintain or cause Owner to possess and maintain in full force and effect at all times (a) all certificates of occupancy and other licenses, permits and authorizations required by applicable law for the existing use of the Property and (b) all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, required by applicable law for Borrower and Owner to conduct the business(es) in which Borrower and Owner are now engaged.

1.20	LITIGATION. Borrower shall promptly notify Lender in writing of any litigation pending or threatened against Borrower or Owner claiming damages in excess of $50,000 and of all pending or threatened litigation against Borrower or Owner if the aggregate damage claims against Borrower or Owner exceed $100,000.

1.21	MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Borrower shall not: (a) merge or consolidate with any other entity or permit Owner to merge or consolidate with any other entity; (b) make any substantial change in the nature of Borrower’s business or structure or permit Owner to make any substantial change in the nature of Owner’s business or structure (except as expressly provided herein); (c) acquire all or substantially all of the assets of any other entity or permit Owner to acquire all or substantially all of the assets of any other entity (other than Owner’s acquisition of the Property); or (d) sell, lease, assign, transfer or otherwise dispose of a material part of Borrower’s assets except in the ordinary course of Borrower’s business or permit Owner to sell, lease, assign, transfer or otherwise dispose of a material part of Owner’s assets except in the ordinary course of Owner s business.

1.22	ACCOUNTING RECORDS. Borrower shall maintain and cause Owner to maintain adequate books and records in accordance with the same accounting standard used by Borrower or Owner to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards approved by Lender. Borrower shall permit and shall cause Owner to permit any representative of Lender, at any reasonable time and from time to time, at Lender’s sole cost and expense, to inspect, audit and examine such books and records and make copies of same; provided, however, that Lender shall not be obligated to pay for any expenses incurred by Borrower in connection with such inspection, audit or examination.

1.23	COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Lender the full amount of all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses of Lender’s in-house or outside counsel, incurred by Lender in connection with: (a) appraisals and inspections of the Property or Collateral required by Lender as a result of (i) a Transfer or proposed Transfer (as defined below), or (ii) a Default; (b) appraisals and inspections of the Property or Collateral required by applicable law, including, without limitation, federal or state regulatory reporting requirements; and (c) any acts performed by Lender at Borrower’s request or wholly or partially for the benefit of Borrower or Owner (including, without limitation, the preparation or review of amendments, assumptions, waivers, releases, reconveyances, estoppel certificates or statements of amounts owing under the Loan). In connection with appraisals and inspections, Borrower specifically (but not by way of limitation) acknowledges that: (aa) a formal written appraisal of the Property by a state certified or licensed appraiser may be required by federal regulatory reporting requirements on an annual or more frequent basis; and (bb) Lender may require inspection of the Property by an independent supervising architect, a cost engineering specialist, or both. Borrower shall pay all indebtedness arising under this Section immediately upon demand by Lender together with interest thereon following notice of such indebtedness at the rate of interest then applicable to the principal balance of the Note as specified therein.

1.24

LIENS, ENCUMBRANCES AND CHARGES. Borrower shall immediately discharge by bonding or otherwise any lien, charge or other encumbrance which attaches to the Property in violation of Section 1.31. Subject to Borrower’s right to contest such matters under this Agreement or as expressly permitted in the Loan Documents or in the Senior Loan Documents, Borrower shall pay when due all obligations secured by or reducible to liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Property or any interest therein, whether senior or subordinate hereto, including, without limitation, all claims for work or labor performed, or materials or supplies furnished, in connection with any work of demolition, alteration, repair, improvement or construction of or upon the Property, except such as Borrower may in good faith contest or as to which a bona fide dispute may arise (provided provision is made to the satisfaction of Lender for eventual payment thereof in the event that Borrower is obligated to make such payment and that any recorded claim of lien, charge or other encumbrance against the Property is immediately discharged by bonding or otherwise).

1.25	TAXES AND OTHER LIABILITIES. Subject to Borrower’s right to contest the same as provided in this Agreement, Borrower shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real and personal and including federal and state income taxes and state and local property taxes and assessments. Borrower shall promptly provide to Lender copies of all tax and assessment notices pertaining to the Property. Borrower hereby authorizes Lender to obtain, at Borrower’s expense, a tax service contract which shall provide tax information on the Property to Lender for the term of the Loan and any extensions or renewals of the Loan.

1.26	INSURANCE COVERAGE. Borrower shall cause Owner to obtain and maintain all insurance coverage required pursuant to that certain Agreement Regarding Required Insurance dated as of the date hereof by and between Owner and Senior Lender.

1.27	CONDEMNATION AND INSURANCE PROCEEDS.

a.	Assignment of Claims. Subject to Senior Lender’s rights under the Deed of Trust, Borrower absolutely and irrevocably assigns to Lender all of the following rights, claims and amounts (collectively, “Claims”), all of which shall be paid to Lender: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Property; (ii) all other claims and awards for damages to or decrease in value of all or any part of, or any interest in, the Property; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Property; and (iv) all interest which may accrue on any of the foregoing. Borrower shall give Lender prompt written notice of the occurrence of any casualty affecting, or the institution of any proceedings for eminent domain or for the condemnation of, the Property or any portion thereof. So long as no Default has occurred and is continuing at the time, (i) Borrower shall have the right to adjust, compromise and settle any Claim or group of related Claims of $100,000 or less without the participation or consent of Lender and (ii) Lender shall have the right to participate in and consent to any adjustment, compromise or settlement of any Claim or group of related Claims exceeding $100,000. If a Default has occurred and is continuing at the time, Borrower hereby irrevocably empowers Lender, in the name of Borrower and Owner, as Borrower’s and Owner’s true and lawful attorney in fact, to commence, appear in, defend, prosecute, adjust, compromise and settle all Claims; provided, however, Lender shall not be responsible for any failure to undertake any or all of such actions regardless of the cause of the failure. Subject to Senior Lender’s rights under the Deed of Trust, all awards, proceeds and other sums described herein shall, in all cases, be payable to Lender.

b.	Application of Proceeds; No Default. So long as no Default has occurred and is continuing at the time of Lender’s receipt of the proceeds of the Claims (“Proceeds”) and no Default occurs thereafter, the following provisions shall apply:

(i)	Condemnation. If the Proceeds are the result of Claims described in clauses 6.11.a (i) or (ii) above, or interest accrued thereon, Lender shall apply the Proceeds in the following order of priority: First, to Lender’s expenses in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the portion of the Property, if any, not condemned or proposed for condemnation and not otherwise the subject of a claim or award; and Third, to the Obligations in any order without suspending, extending or reducing any obligation of Borrower to make installment payments.

(ii)	Insurance. If the Proceeds are the result of Claims described in clause 6.11.a (iii) above or interest accrued thereon, Lender shall apply the Proceeds in the following order of priority: First, to Lender’s expenses in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the Property; and Third, (aa) if the repair or restoration of the Property has been completed and all costs incurred in connection with the repair or restoration have been paid in full, to Borrower or (bb) in all other circumstances, to the Obligations in any order without suspending, extending or reducing any obligation of Borrower to make installment payments.

(iii)	Restoration. Notwithstanding the foregoing Sections 6.11.b (i) and (ii), Lender shall have no obligation to make any Proceeds available for the repair or restoration of all or any portion of the Property unless and until all the following conditions have been satisfied: (aa) delivery to Lender of the Proceeds plus any additional amount which is needed to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (bb) establishment of an arrangement for lien releases and disbursement of funds acceptable to Lender; (cc) delivery to Lender in form and content acceptable to Lender of all of the following: (1) plans and specifications for the work; (2) a contract for the work, signed by a contractor acceptable to Lender; (3) a cost breakdown for the work; (4) if required by Lender, a payment and performance bond for the work; (5) evidence of the continuation of all Leases unless consented to in writing by Lender; (6) evidence that, upon completion of the work, the size, capacity, value, and income coverage ratios for the Property will be at least as great as those which existed immediately before the damage or condemnation occurred; (7) evidence that the work can reasonably be completed on or before that date which is 6 months prior to the Maturity Date; and (8) evidence of the satisfaction of any additional conditions that Lender may reasonably establish to protect Lender’s security. Borrower acknowledges that the specific conditions described above are reasonable.

c.	Application of Proceeds; Default. If a Default has occurred and is continuing at the time of Lender’s receipt of the Proceeds or if a Default occurs at any time thereafter, Lender may, at Lender’s absolute discretion and regardless of any impairment of security or lack of impairment of security, but subject to applicable law governing use of the Proceeds, if any, apply all or any of the Proceeds to Lender’s expenses in settling, prosecuting or defending the Claims and then apply the balance to the Obligations in any order without suspending, extending or reducing any obligation of Borrower to make installment payments, and may release all or any part of the Proceeds to Borrower upon any conditions Lender chooses.

The foregoing provisions of this Section 6.11 shall be subject to Borrower’s right to Permitted REIT Distributions.

1.28	IMPOUNDS; CASH MANAGEMENT.

a.	Post-Default Impounds. If required by Lender at any time while a Default exists, Borrower shall deposit with Lender such amounts (“Post-Default Impounds”) on such dates (determined by Lender as provided below) as will be sufficient to pay any or all “Costs” (as defined below) specified by Lender to the extent, and only to the extent, required by the terms and conditions of the Loan Documents and further subject to Borrower’s right to receive Permitted REIT Distributions. Lender in its reasonable discretion shall estimate the amount of such Costs that will be payable or required during any period selected by Lender not exceeding 1 year and shall determine the fractional portion thereof that Borrower shall deposit with Lender on each date specified by Lender during such period. If the Post-Default Impounds paid by Borrower are not sufficient to pay the related Costs, Borrower shall deposit with Lender upon demand an amount equal to the deficiency. All Post-Default Impounds shall be payable by Borrower in addition to (but without duplication of) any other Impounds (as defined below). Once any account is opened in which Post-Default Impounds are deposited, such account shall remain open during the term of the Loan. Borrower shall maintain a minimum account balance of $1,000 in any such account at all times any such account remains open.

b.	Springing Interest Reserve. If Lender determines at any time during the term of the Loan that the ratio of the actual debt service on the Loan and the Senior Loan to the actual net operating income of the Property on a cash basis exceeds 1.0 to 1.0, then within thirty (30) days of Lender’s demand, Borrower shall establish an interest reserve (the “Springing Interest Reserve”) under the sole dominion and control of Lender into which Borrower shall make a deposit in an amount equal to the Property Debt Service for a three (3) month period, as determined by Lender. Lender shall have the right to withdraw funds from the Springing Interest Reserve to pay debt service under the Loan and/or the Senior Loan. From and after opening, and until Lender determines that the ratio of actual debt service on the Loan and the Senior Loan to the actual net operating income of the Property on a cash basis is equal to or less than 1.0 to 1.0, Borrower shall continue to deposit funds into the Springing Interest Reserve from time to time within five (5) Business Days of demand by Lender in any amount necessary to cause the balance in the Springing Interest Reserve to equal not less than the actual debt service on the Loan and the Senior Loan for three (3) months, as determined by Lender.

c.	All Impounds. Post-Default Impounds, the Springing Interest Reserve and any other impounds that may be payable by Borrower under the Note are collectively called “Impounds”. All Impounds shall be deposited into one or more segregated accounts maintained by Lender or its servicing agent. Except as otherwise provided in the Note, such account(s) shall not bear interest. Lender shall not be a trustee, special depository or other fiduciary for Borrower with respect to such account, and the existence of such account shall not limit Lender’s rights under this Agreement, any other agreement or any provision of law. If a Default exists, subject to Borrower’s right to receive Permitted REIT Distributions, Lender may apply any or all Impounds to any Obligation and/or to cure such Default, whereupon Borrower shall restore all Impounds so applied and cure all Defaults not cured by such application. The obligations of Borrower hereunder shall not be diminished by deposits of Impounds made by Borrower, except to the extent that such obligations have actually been met by application of such Impounds. Upon any assignment of this Agreement, Lender may assign all Impounds in its possession to Lender’s assignee, whereupon Lender shall be released from all liability with respect to such Impounds. Within 60 days following full repayment of the Obligations (other than as a consequence of foreclosure or conveyance in lieu of foreclosure) or at such earlier time as Lender may elect, Lender shall pay to Borrower all Impounds in its possession, and no other party shall have any right or claim thereto. “Costs” means (i) all taxes and other liabilities payable by Borrower under Section 1.25, (ii) all insurance premiums payable by Borrower under Section 1.26, and (iii) all other costs and expenses for which Impounds are required under the Note. Borrower shall deliver to Lender, promptly upon receipt, all bills for Costs for which Lender has required Post-Default Impounds.

d.	Cash Management. Borrower shall enter into that certain Cash Management Agreement (Springing Hard) dated as of even date herewith (the “Cash Management Agreement”) among Borrower, Lender, as “Lender”, and Lender, as “Depository,” which shall govern the collection and disbursement of all Gross Income (as defined in the Cash Management Agreement).

e.	General. Borrower shall pay to Lender all reasonable fees, costs and expenses charged, paid or incurred by Lender from time to time in connection with any request of Borrower for a disbursement of funds from the Impounds. Borrower authorizes Lender to disburse directly to Lender, from the Impounds or from funds to be disbursed to Borrower from the Impounds, such sums as may be necessary, at any time and from time to time, to pay all such fees, costs and expenses. Notwithstanding anything stated to the contrary in the Loan Documents, the funding of all Impounds and reserves required hereunder shall be subject to Permitted REIT Distributions.

1.29	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. Borrower shall protect, preserve and defend the Collateral, the Property and title to and right of possession of the Collateral and the Property, the security of the Pledge Agreements, and the rights and powers of Lender hereunder at Borrower’s sole expense against all adverse claims, whether the claim: (a) is against a possessory or non-possessory interest; (b) arose prior or subsequent to the Effective Date; or (c) is senior or junior to Borrower’s or Lender’s rights. Borrower shall give Lender prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Property and of any condemnation offer or action.

1.30	RIGHT OF INSPECTION. Lender and its independent contractors, agents and employees may enter the Property from time to time at any reasonable time for the purpose of inspecting the Property and ascertaining Borrower’s compliance with the terms of this Agreement. Lender shall use reasonable efforts to assure that Lender’s entry upon and inspection of the Property shall not materially and unreasonably interfere with the business or operations of Owner or Owner’s tenants on the Property.

1.31	DUE ON SALE/ENCUMBRANCE.

a.	Definitions. The following terms shall have the meanings indicated:

“Restricted Party” shall mean each of (i) Borrower, (ii) Owner, (iii) Guarantor, and (iv) any entity obligated under any guaranty or indemnity made in favor of Lender in connection with the Loan.

“Transfer” shall mean any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise.

b.	Property Transfers.

(i)	Prohibited Property Transfers. Borrower shall not cause or permit any Transfer of all or any part of or any direct or indirect legal or beneficial interest in the Property or the Collateral (collectively, a “Prohibited Property Transfer”), including, without limitation, (A) a Lease or all or a material part of the Property for any purpose other than actual occupancy by a space tenant; and (B) the Transfer of all or any part of Borrower’s right, title and interest in and to any Leases or Payments.

(ii)	Permitted Property Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Property Transfer and are expressly permitted: (A) a Transfer which is expressly permitted under the Note; and (B) a Lease which is permitted under Article 4.

c.	Equity Transfers.

(i)	Prohibited Equity Transfers. Borrower shall not cause or permit any Transfer of any direct or indirect legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including without limitation, (A) if a Restricted Party is a corporation, any merger, consolidation or other Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (B) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (C) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (D) if a Restricted Party is a trust, any merger, consolidation or other Transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.

(ii)	Permitted Equity Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Equity Transfer and shall be expressly permitted: (A) a Transfer of the direct or indirect ownership interests of KBS Limited Partnership and KBS Real Estate Investment Trust, Inc., so long as: (i) KBS Capital Advisors LLC, or (ii) an entity owned by Peter Bren and/or Charles Schrieber, Jr. remains the sole asset manager of KBS Real Estate Investment Trust, Inc.; (B) a Transfer by a natural person who is a member, partner or shareholder of a Restricted Party to a revocable inter vivos trust having such natural person as both Borrower and trustee of such trust and one or more immediate family members of such natural person as the sole beneficiaries of such trust; (C) a Transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party where such Transfer does not result in a Default under Section 7.1a(vi) below; (D) a Transfer, in one or a series of transactions, of not more than 49% of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party where such Transfer does not result in a change in management control in the Restricted Party; and (E) a Transfer of interests in Guarantor or in any entity which directly or indirectly owns an interest in Guarantor.

(iii)	SPE Status. Nothing contained in this Section 6.15c shall be construed to permit any Transfer which would result in a breach of any representation, warranty or covenant of Borrower under Section 5.2 above.

d.	Certificates of Ownership. Borrower shall deliver to Lender, at any time and from time to time, not more than 5 days after Lender’s written request therefore, a certificate, in form acceptable to Lender, signed and dated by Borrower and Owner, listing the names of all persons and entities holding direct legal or beneficial interests in the Property or any Restricted Party and the type and amount of each such interest.

1.32	SENIOR LOAN. Borrower shall cause Owner to perform its obligations under the Senior Loan. Borrower shall not permit Owner to enter into any amendments, modifications, extensions or supplements to the Senior Loan without Lender’s prior written consent. Borrower shall deliver to Lender copies of all notices delivered to or sent by Owner under the Senior Loan and all reports, statements and other information required under the Senior Loan.

1.33	INTENTIONALLY OMITTED.

1.34	EXCULPATION. Lender shall not directly or indirectly be liable to Borrower, Owner or any other person as a consequence of: (a) the exercise of the rights, remedies or powers granted to Lender in this Agreement; (b) the failure or refusal of Lender to perform or discharge any obligation or liability of Borrower under any agreement related to the Property or under this Agreement; or (c) any loss sustained by Borrower or any third party resulting from Lender’s failure to lease the Property after a Default (hereafter defined) or from any other act or omission of Lender in managing the Property after a Default unless the loss is caused by the willful misconduct and bad faith of Lender and no such liability shall be asserted or enforced against Lender, all such liability being expressly waived and released by Borrower.

1.35

INDEMNITY. Without in any way limiting any other indemnity contained in this Agreement, Borrower agrees to defend, indemnify and hold harmless the Lender Group (as defined below) from and against any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (a) the making of the Loan, except for violations of banking laws or regulations by the Lender Group; (b) this Agreement; (c) the execution of this Agreement or the performance of any act required or permitted hereunder or by law; (d) any failure of Borrower to perform Borrower’s obligations under this Agreement or the other Loan Documents; (e) any alleged obligation or undertaking on the Lender Group’s part to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Property; (f) any act or omission by Borrower or any contractor, agent, employee or representative of Borrower with respect to the Property; or (g) any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (i) the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials which are found in, on, under or about the Property (including, without limitation, underground contamination); or (ii) the breach of any covenant, representation or warranty of Borrower under Sections 5.1.p, 5.1.q, 5.1.r, or 1.18 above. The foregoing to the contrary notwithstanding, this indemnity shall not include any claim, loss, damage, cost, expense or liability directly or indirectly arising out of the gross negligence or willful misconduct of any member of the Lender Group, or any claim, loss, damage, cost, expense or liability incurred by the Lender Group arising from any act or incident on the Property occurring after the full reconveyance and release of the liens of the Pledge Agreements, or with respect to the matters set forth in clause (g) above, any claim, loss, damage, cost, expense or liability incurred by the Lender Group resulting from the introduction and initial release of Hazardous Materials on the Property occurring after the transfer of ownership of the membership interests of Borrower or Owner at a foreclosure sale under the Pledge Agreements, either pursuant to judicial decree or the power of sale, or by assignment in lieu of such foreclosure. This indemnity shall include, without limitation: (aa) all consequential damages (including, without limitation, any third party tort claims or governmental claims, fines or penalties against the Lender Group); (bb) all court costs and reasonable attorneys’ fees (including, without limitation, expert witness fees) paid or incurred by the Lender Group; and (cc) the costs, whether foreseeable or unforeseeable, of any investigation, repair, cleanup or detoxification of the Property which is required by any governmental entity or is otherwise necessary to render the Property in compliance with all laws and regulations pertaining to Hazardous Materials. “Lender Group”, as used herein, shall mean (1) Lender (including, without limitation, any participant in the Loan), (2) any entity controlling, controlled by or under common control with Lender, (3) the directors, officers, employees and agents of Lender and such other entities, and (4) the successors, heirs and assigns of the entities and persons described in foregoing clauses (1) through (3), other than a purchaser of the Loan through foreclosure. Borrower shall pay immediately upon Lender’s demand any amounts owing under this indemnity together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Note as specified therein. Borrower agrees to use legal counsel reasonably acceptable to the Lender Group in any action or proceeding arising under this indemnity. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE REPAYMENT IN FULL OF THE LOAN, BUT BORROWER’S LIABILITY UNDER THIS INDEMNITY SHALL BE SUBJECT TO THE PROVISIONS OF THE SECTION IN THE NOTE ENTITLED “BORROWER’S LIABILITY.”

1.36	INTENTIONALLY OMITTED.

1.37	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Property or in any manner obligated under the Obligations (“Interested Parties”), Lender may, from time to time: (a) fully or partially release any person or entity from liability for the payment or performance of any Obligation; (b) extend the maturity of any Obligation; (c) make any agreement with Borrower increasing the amount or otherwise altering the terms of any Obligation; (d) accept additional security for any Obligation; or (e) release all or any portion of the Property, Collateral and other security for any Obligation. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties.

1.38	SALE OR PARTICIPATION OF LOAN. Lender may at any time sell, assign, participate or securitize all or any portion of Lender’s rights and obligations under the Loan Documents, and that any such sale, assignment, participation or securitization may be to one or more financial institutions or other entities, to private investors, or into the public securities market, in Lender’s sole discretion. Borrower further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) (and to any investment banking firms, rating agencies, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable sale, assignment, participation or securitization) all documents and financial and other information heretofore or hereafter provided to or known to Lender with respect to: (a) the Property and its operation; (b) any party connected with the Loan (including, without limitation, Owner, Borrower, any partner or member of Borrower, any constituent partner or member of Borrower, any guarantor and any nonborrower Borrower). In the event of any such sale, assignment, participation or securitization, Lender and the other parties to the same shall share in the rights and obligations of Lender set forth in the Loan Documents as and to the extent they shall agree among themselves. In connection with any such sale, assignment, participation or securitization, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each purchaser, assignee or participant, and Borrower shall, within 15 days after request by Lender; (c) deliver to Lender such information and documents relating to Borrower, the Property and its operation and any party connected with the Loan as Lender or any rating agency may request; (d) deliver to Lender an estoppel certificate for the benefit of Lender and any other party designated by Lender verifying the status and terms of the Loan, in form and content satisfactory to Lender; (e) enter into such amendments to the Loan Documents as may be requested in order to facilitate any such sale, assignment, participation or securitization without impairing Borrower’s rights or increasing Borrower’s obligations or liabilities, or causing Borrower to incur any material expense; and (f) if, as a condition to the closing of the Loan, Borrower was required to be a special-purpose bankruptcy-remote entity, enter into such amendments to the organizational documents of Borrower as any rating agency may request to preserve or enhance Borrower’s special-purpose bankruptcy-remote status. The indemnity obligations of Borrower under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

1.39	PERMITTED REIT DISTRIBUTIONS. Borrower’s right to make Permitted REIT Distributions shall be subject to the following terms and conditions. At least 14 days prior to the end of the then current Projection Period (as defined below), Borrower shall deliver to Lender: (a) written notice setting forth an estimate of the REIT’s taxable income for the Property and the Permitted REIT Operating Expenses (the “REIT Distribution Notice”) for the immediate succeeding period of no less than one fiscal quarter and no more than one fiscal year (each, a “Projection Period”), which REIT Distribution Notice shall also set forth the amount of cash flow from the Property needed to make Permitted REIT Distributions related to such Projection Period, and (b) written confirmation from Ernst & Young or another “Big 4” accounting firm that the estimate of the REIT’s taxable income generated by the Property for the applicable Projection Period, as reflected in the REIT Distribution Notice, is a reasonable estimate of the same, all in form and substance reasonably acceptable to Lender. Such estimate shall be based on (1) the REIT’s actual taxable income for the Property and the actual Permitted REIT Operating Expenses for the then current calendar year and (2) the REIT’s projected taxable income for the Property and the projected Permitted REIT Operating Expenses for the remainder of such calendar year. Within 30 days following the end of each fiscal quarter, Borrower shall deliver to Lender a statement of the REIT’s actual taxable income for the Property and the actual Permitted REIT Operating Expenses for the immediately ended fiscal quarter and evidence supporting such statement and (A) if the Permitted REIT Distributions made for such fiscal quarter exceeded the estimate set forth in the REIT Distribution Notice applicable to such fiscal quarter, the estimate of the Permitted REIT Distributions for the immediately succeeding fiscal quarter shall be adjusted to reduce the estimated amount of the Permitted REIT Distributions by the amount of such excess and (B) if the Permitted REIT Distributions made for such fiscal quarter was less than the estimate set forth in the REIT Distribution Notice applicable to such fiscal quarter, the estimate of the Permitted REIT Distributions for the immediately succeeding fiscal quarter shall be adjusted to increase the estimated amount of the Permitted REIT Distributions by the amount of such shortfall. Notwithstanding anything stated to the contrary in this section, Lender acknowledges and agrees that, at all times prior to the Maturity Date except as expressly provided in the Loan Agreement, the funding of all reserves and other amounts under this Agreement are expressly subject to the provisions permitting disbursement to Borrower of Permitted REIT Distributions as provided herein.

1.40	USA PATRIOT ACT NOTICE. COMPLIANCE. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower’s or any of its Affiliates’ name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

1.41	TAX SHELTER REGULATIONS. Neither Borrower, nor any Affiliate of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower or any Affiliate of any of the foregoing or any other party to the Loan determines to take any action inconsistent with such intention, Borrower will promptly notify Lender thereof. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

1.42	FINANCIAL STATEMENTS REQUIRED. During the term of the Loan and while any liabilities of Borrower to Lender under any of the Loan Documents remain outstanding and unless Lender otherwise consents in writing, Borrower shall provide to Lender the following:

a.	Operating Statement. Not later than 10 days after and as of the end of each calendar month, an operating statement, signed and dated by Borrower, showing all revenues and expenses during such month or quarter and year-to-date, relating to the Property, including, without limitation, all information requested under any of the Loan Documents. Borrower shall also provide the REIT Distribution Notices required under Section 6.23 above;

b.	Rent Roll. Not later than 10 days after and as of the end of each calendar month, a rent roll signed and dated by Borrower, showing the following lease information with regard to each tenant: the name of the tenant, monthly or other periodic rental amount, dates of commencement and expiration of the lease, and payment status;

c.	Balance Sheet. If requested by Lender, not later than 90 days after and as of the end of each fiscal year, a balance sheet, signed and dated by Borrower, showing all assets and liabilities of Borrower and Senior Borrower; and

d.	Other Information. From time to time, upon Lender’s delivery to Borrower of at least 10 days’ prior written notice, such other information with regard to Borrower, Senior Borrower, Guarantor, principals of Borrower, or the Property as Lender may reasonably request in writing.

1.43	FORM; WARRANTY. Borrower agrees that all financial statements to be delivered to Lender pursuant to Section 1.42 shall: (a) be complete and correct; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; and (d) be prepared in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards acceptable to Lender. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all rent rolls and other information to be delivered to Lender pursuant to this Loan Agreement shall not contain any misrepresentation or omission of a material fact.

ARTICLE 7. DEFAULT

1.44	DEFAULT. For all purposes hereof, “Default” shall mean either an “Optional Default” (as defined below) or an “Automatic Default” (as defined below).

a.	Optional Default. An “Optional Default” shall occur, at Lender’s option, upon the occurrence of any of the following events:

(i)	Monetary. Borrower shall fail to (aa) pay when due any sums which by their express terms require immediate payment without any grace period or sums which are payable on the Maturity Date, or (bb) pay within 5 days when due any other sums payable under the Note, this Agreement or any of the other Loan Documents, including without limitation, any monthly payment due under the Note.

(ii)	Failure to Perform. Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements, other than Borrower’s or Guarantor’s payment obligations, under the Note, this Agreement or any of the other Loan Documents, and (aa) such failure shall remain uncured for 30 days after written notice thereof shall have been given to Borrower by Lender or (bb) if such failure is of such a nature that it cannot be cured within such 30 day period, Borrower shall fail to commence to cure such failure within such 30 day period or shall fail to diligently prosecute such curative action thereafter.

(iii)	Representations and Warranties. Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Borrower, Owner, or Guarantor to Lender or in connection with any of the Loan Documents, or as an inducement to Lender to make the Loan, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and shall cause a Material Adverse Effect (as hereinafter defined).

(iv)	Condemnation; Attachment. The condemnation, seizure or appropriation of any material portion (as reasonably determined by Lender) of the Property; or the sequestration or attachment of, or levy or execution upon any of the Property, the Collateral or any other collateral provided by Borrower or Owner under any of the Loan Documents, or any material portion of the other assets of Borrower or Owner, which sequestration, attachment, levy or execution is not released or dismissed within 60 days after its occurrence; or the sale of any assets affected by any of the foregoing.

(v)	Uninsured Casualty. The occurrence of an uninsured casualty with respect to any material portion (as reasonably determined by Lender) of the Property unless: (aa) no other Default has occurred and is continuing at the time of such casualty or occurs thereafter; (bb) Borrower promptly notifies Lender of the occurrence of such casualty; and (cc) not more than 45 days after the occurrence of such casualty, Borrower delivers to Lender immediately available funds in an amount sufficient, in Lender’s reasonable opinion, to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period). So long as no Default has occurred and is continuing at the time of Lender’s receipt of such funds and no Default occurs thereafter, Lender shall make such funds available for the repair or restoration of the Property. Notwithstanding the foregoing, Lender shall have no obligation to make any funds available for repair or restoration of the Property unless and until all the conditions set forth in clauses (bb) and (cc) of Section 1.27b(iii) of this Agreement have been satisfied. Borrower acknowledges that the specific conditions described above are reasonable.

(vi)	Senior Loan Default. A “Default” shall occur under the Deed of Trust, the Senior Note or any other Senior Loan Document.

(vii)	Adverse Judgment. If final judgment for the payment of money shall have been rendered by any court of competent jurisdiction against Owner, Guarantor or Borrower, and the same shall not have been discharged or execution thereunder stayed, whether pursuant to appeal or otherwise, within sixty (60) calendar days of the entry thereof.

For the purposes of this Section 7.1(a), the term “Material Adverse Effect” shall mean the occurrence or existence of a condition or event which would have a material adverse effect on (i) the business, profits, operations or financial condition of Borrower or Owner, (ii) the ability of Borrower or Owner to pay any amounts under the Loan Documents or the Senior Loan Documents as they become due, or (iii) the value of the Property.

b.	Automatic Default. An “Automatic Default” shall occur automatically upon the occurrence of any of the following events:

(i)	Voluntary Bankruptcy, Insolvency, Dissolution. (aa) Borrower’s filing a petition for relief under the Bankruptcy Reform Act of 1978, as amended or recodified (“Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively, “Debtor Relief Law”); or (bb) Borrower’s filing any pleading in any involuntary proceeding under the Bankruptcy Code or other Debtor Relief Law which admits the jurisdiction of a court to regulate Borrower or the Property or the petition’s material allegations regarding Borrower’s insolvency; or (cc) Borrower’s making a general assignment for the benefit of creditors; or (dd) Borrower’s applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or (ee) the filing by or against Borrower of a petition seeking the liquidation or dissolution of Borrower or the commencement of any other procedure to liquidate or dissolve Borrower.

(ii)	Involuntary Bankruptcy. Borrower’s failure to effect a full dismissal of any involuntary petition under the Bankruptcy Code or other Debtor Relief Law that is filed against Borrower or in any way restrains or limits Borrower or Lender regarding the Loan or the Property, prior to the earlier of the entry of any order granting relief sought in the involuntary petition or 60 days after the date of filing of the petition.

(iii)	Owner, Guarantors. The occurrence of an event specified in Sections (i) or (ii) as to Owner, Guarantor, any general partner or managing member of Owner or Guarantor, or any guarantor or other person or entity in any manner obligated to Lender under the Loan Documents.

1.45	ACCELERATION. Upon the occurrence of an Optional Default, Lender may, at its option, declare all sums owing to Lender under the Note and the other Loan Documents immediately due and payable. Upon the occurrence of an Automatic Default, all sums owing to Lender under the Note and the other Loan Documents shall automatically become immediately due and payable.

1.46	RIGHTS AND REMEDIES. In addition to the rights and remedies in Section 1.45 above, at any time after a Default, Lender shall have all of the following rights and remedies:

a.	Rights to Collateral. To exercise all rights Lender may have with respect to the Collateral under this Agreement, the Pledge Agreements, the UCC or otherwise at law; and

b.	Other Rights. To exercise such other rights as Lender may have at law or in equity or pursuant to the terms and conditions of this Agreement or any of the other Loan Documents.

1.47	INTENTIONALLY OMITTED.

1.48	INTENTIONALLY OMITTED.

1.49	INTENTIONALLY OMITTED.

1.50	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower agrees to pay to Lender immediately and upon demand all costs and expenses incurred by Lender in the enforcement of the terms and conditions of this Agreement (including, without limitation, statutory trustee’s fees, court costs and reasonable attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest applicable to the principal balance of the Note as specified therein.
1.51	POWER TO FILE NOTICES AND CURE DEFAULTS. Borrower hereby irrevocably appoints Lender and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, to perform any obligation of Borrower hereunder upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, provided, however, that: (a) Lender as such attorney-in-fact shall only be accountable for such funds as are actually received by Lender; and (b) Lender shall not be liable to Borrower or any other person or entity for any failure to act under this Section.
1.52	REMEDIES CUMULATIVE. All rights and remedies of Lender under this Agreement and the other Loan Documents are cumulative and are in addition to all rights and remedies provided by applicable law. Lender may enforce any one or more remedies or rights under the Loan Documents either successively or concurrently.

ARTICLE 8. MISCELLANEOUS PROVISIONS

1.53	ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Lender and contain further agreements and affirmative and negative covenants by Borrower which apply to this Agreement and to the Collateral and the Property and such further rights and agreements are incorporated herein by this reference. THE OBLIGATIONS AND LIABILITIES OF BORROWER UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF THE SECTION IN THE NOTE ENTITLED “BORROWER’S LIABILITY.”

1.54	NON-WAIVER. By accepting payment of any amount secured hereby after its due date or late performance of any other Obligation, Lender shall not waive its right against any person obligated directly or indirectly hereunder or on any Obligation, either to require prompt payment or performance when due of all other sums and obligations so secured or to declare default for failure to make such prompt payment or performance. No exercise of any right or remedy by Lender hereunder shall constitute a waiver of any other right or remedy herein contained or provided by law. No failure by Lender to exercise any right or remedy hereunder arising upon any Default shall be construed to prejudice Lender’s rights or remedies upon the occurrence of any other or subsequent Default. No delay by Lender in exercising any such right or remedy shall be construed to preclude Lender from the exercise thereof at any time while that Default is continuing. No notice to nor demand on Borrower shall of itself entitle Borrower to any other or further notice or demand in similar or other circumstances.

1.55	INTENTIONALLY OMITTED.

1.56

PERMITTED CONTESTS. After prior written notice to Lender, Borrower may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any lien, levy, tax or assessment, or any lien of any laborer, mechanic, materialman, supplier or vendor, or the application to Borrower or the Property of any law or the validity thereof, the assertion or imposition of which, or the failure to pay when due, would constitute a Default; provided that (a) Borrower pursues the contest diligently, in a manner which Lender determines is not prejudicial to Lender, and does not impair the lien of the Deed of Trust; (b) the Property, or any part hereof or estate or interest therein, shall not be in any danger of being sold, forfeited or lost by reason of such proceedings; (c) in the case of the contest of any law or other legal requirement, Lender shall not be in any danger of any civil or criminal liability; and (d) if required by Lender, Borrower deposits with Lender any funds or other forms of assurance (including a bond or letter of credit) satisfactory to Lender to protect Lender from the consequences of the contest being unsuccessful. Borrower’s right to contest pursuant to the terms of this provision shall in no way relieve Borrower or Borrower of its obligations under the Loan or to make payments to Lender as and when due.

1.57	FURTHER ASSURANCES. Borrower shall, upon demand by Lender, execute, acknowledge (if appropriate) and deliver any and all documents and instruments and do or cause to be done all further acts reasonably necessary or appropriate to effectuate the purposes of the Loan Documents and to perfect any assignments contained therein.

1.58	ATTORNEYS’ FEES. If any legal action, suit or proceeding is commenced between Borrower and Lender regarding their respective rights and obligations under this Agreement or any of the other Loan Documents, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, reasonable attorneys’ fees (including, without limitation, bankruptcy and appellate fees) and court costs (including, without limitation, expert witness fees). As used herein the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

1.59	BORROWER AND LENDER DEFINED. The term “Borrower” includes both the original Borrower and any subsequent owner or owners of any of the Property, and the term “Lender” includes the original Lender and any future owner or holder, including assignees, pledges and participants, of the Note or any interest therein.

1.60	DISCLAIMERS.

a.	Intentionally Omitted.

b.	Relationship. The relationship of Borrower and Lender under this Agreement and the other Loan Documents is, and shall at all times remain, solely that of borrower and lender; and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any third party with respect to the Collateral or the Property. Notwithstanding any other provisions of this Agreement and the other Loan Documents: (i) Lender is not, and shall not be construed to be, a partner, joint venturer, member, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower, and Lender does not intend to ever assume such status; (ii) Lender’s activities in connection with this Agreement and the other Loan Documents shall not be “outside the scope of activities of a lender of money” within the meaning of California Civil Code Section 3434 or any other similar provision under New York law, as amended or recodified from time to time, and Lender does not intend to ever assume any responsibility to any person for the quality, suitability, safety or condition of the Collateral or the Property; and (iii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower.

c.

No Liability. Lender shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, the Property, whether caused by or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Borrower, Owner or any of their respective agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower, Owner or any of their respective licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property in a safe condition; or (v) any nuisance made or suffered on any part of the Property.

1.61	SEVERABILITY. If any term of this Agreement or any other Loan Document, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other Loan Document, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Agreement or such other Loan Document shall be valid and enforceable to the fullest extent permitted by law.

1.62	INTENTIONALLY OMITTED.

1.63	INTENTIONALLY OMITTED.

1.64	OBLIGATIONS OF BORROWER, JOINT AND SEVERAL. If more than one person has executed this Agreement as “Borrower”, the obligations of all such persons hereunder shall be joint and several.

1.65	SEPARATE AND COMMUNITY PROPERTY. Any married person who executes this Agreement as a “Borrower” agrees that any money judgment which Lender obtains pursuant to the terms of this Agreement or any other obligation of that married person governed by this Agreement may be collected by execution upon any separate property or community property of that person.

1.66	INTEGRATION; INTERPRETATION. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference in any of the Loan Documents to the Property or Collateral shall include all or any part of the Property or Collateral. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing. When the identity of the parties or other circumstances make it appropriate, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

1.67	CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

1.68	SUCCESSORS IN INTEREST. The terms, covenants, and conditions contained herein and in the other Loan Documents shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Note or the other Loan Documents.

1.69	GOVERNING LAW. In all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Agreement, the Note and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such state and any applicable law of the United States of America. Except as provided in the immediately preceding sentence, Borrower hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than New York governs this Agreement, the Note and other Loan Documents.

1.70	CONSENT TO JURISDICTION. Borrower irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the State of New York or California over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to this Agreement, the Note or the Loan; and (b) any state or federal court sitting in the state in which Borrower’s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out of or relating to this Agreement, the Note or the Loan or to enforce its rights with respect to the Collateral. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

1.71	EXHIBITS. Exhibits A and B are incorporated into this Agreement by this reference.

1.72	ADDRESSES; REQUEST FOR NOTICE. All notices and other communications that are required or permitted to be given to a party under this Agreement or the other Loan Documents shall be in writing, refer to the Loan number, and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the addressee or facsimile number below (provided that facsimile transmission is confirmed by delivery by one other permitted method within one day thereafter). All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses of the parties are set forth on page 1 of this Agreement and the facsimile numbers for the parties are as follows:

Lender: Wells Fargo Bank, N.A. 2030 Main Street, Suite 800 Irvine, CA 92614 Loan No. 104026 Attention: Spenser Robinson FAX No.: (949) 251-4498	With additional copies to: Bruce W. Fraser Sidley Austin LLP 555 W. Fifth Street, 40th Floor Los Angeles, CA 90013 FAX No.: (213) 896-6600

With additional copies to: Wells Fargo Bank, N.A. 2030 Main Street, Suite 800 Irvine, CA 92614 Loan No. 104026 Attention: Sherry Courtney-Sanders FAX No.: (949) 833-1182

Borrower: KBS REIT Acquisition IX, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 FAX No.: (949) 417-6518	With additional copies to: Peter Potrykus KBS Capital Advisors LLC 1133 21st Street NW, Suite 400 Washington, DC 20036 FAX No.: (202) 822-1340

With a copy to: Stacie Yamane KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 FAX No.: (949) 417-6520	L. Bruce Fischer Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, CA 92614 FAX No.: (949) 399-7001

Borrower’s principal place of business is at the address set forth on page 1 of this Agreement.

Any Borrower whose address is set forth on page 1 of this Agreement hereby requests that a copy of notice of default and notice of sale be delivered to it at that address. Failure to insert an address shall constitute a designation of Borrower’s last known address as the address for such notice. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving 30 days notice to the other parties in the manner set forth above.

1.73	COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, will be deemed an original and all of which taken together, will be deemed to be one and the same instrument.

1.74	WAIVER OF JURY TRIAL. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.

1.75	LIMITATION ON LIABILITY. Notwithstanding anything stated to the contrary in this Agreement or in any of the other Loan Documents, none of the constituent members or partners in Borrower, including, without limitation, KBS Limited Partnership (but expressly excluding the obligations and liabilities under the separate guarantees and indemnitees under the Loan) shall have any liability whatsoever for the payment or performance of Borrower’s obligations under this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement under seal as of the day and year set forth above.

BORROWER:

KBS REIT ACQUISITION IX, LLC, a Delaware limited liability company

By:	KBS Limited Partnership, a Delaware limited partnership, its sole member

	By:	KBS Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Authorized Signatory
Name:
Its: